FOR IMMEDIATE RELEASE Nasdaq: NSIT

INSIGHT ENTERPRISES ANNOUNCES
$50 MILLION STOCK REPURCHASE AUTHORIZATION

TEMPE, Ariz. – May 26, 2011 — Insight Enterprises, Inc. (Nasdaq: NSIT) (“the Company”) today announced that its Board of Directors has authorized the repurchase of up to $50 million of the Company’s common stock. The company’s share repurchases will be made on the open market, through block trades, through 10b5-1 plans or otherwise. The amount of shares purchased and the timing of the purchases will be based on working capital requirements, general business conditions and other factors. The company intends to retire the repurchased shares.

FORWARD-LOOKING INFORMATION

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those made regarding the Company’s plans to repurchase shares of its outstanding common stock, are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Some of the important factors that could cause the Company’s actual results to differ materially from those projected in any forward-looking statements, include, but are not limited to, cash flow from operations to fund working capital requirements, general economic conditions, net sales and collection of accounts receivable, the amount and timing of capital expenditures, and future economic, industry or market conditions or performance. Additionally, there may be other risks that are otherwise described from time to time in the reports that the Company files with the Securities and Exchange Commission. Any forward-looking statements in this release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Company assumes no obligation to update, and does not intend to update, any forward-looking statements. The Company does not endorse any projections regarding future performance made by third parties.

About Insight

Insight Enterprises, Inc. (“Insight” or the “Company”) is a leading technology provider of hardware, software and service solutions to business and government clients in North America, Europe, the Middle East, Africa and Asia-Pacific. The company has approximately 5,100 teammates worldwide and generated sales of $4.8 billion for its most recent fiscal year, which ended December 31, 2010. Insight is ranked number 471 on Fortune Magazine’s 2011 ‘Fortune 500’ list. For more information, please call 1.800.INSIGHT (1.800.467. 4448) in the United States or visit www.insight.com. For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

Contacts:	Helen Johnson Senior Vice President, Treasurer Tel: 480-333-3234 email: hjohnson@insight.com	Glynis Bryan Chief Financial Officer Tel. 480-333-3390 email: gbryan@insight.com